Exhibit 99.1

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

COMPANY CONTACTS:

Kenneth H. Traub

President and Chief Executive Officer

Tel. (609) 632-0800

KTRAUB@ABNH.COM

Mark J. Bonney

Executive Vice President and Chief Financial Officer

Tel. (609) 632-0800

MBONNEY@ABNH.COM

AMERICAN BANK NOTE HOLOGRAPHICS REPORTS
FOURTH QUARTER AND FULL YEAR 2005 FINANCIAL RESULTS

Robbinsville, NJ – March 31, 2006 – American Bank Note Holographics, Inc. (“ABNH” or the “Company”) (OTC Bulletin Board: ABHH) a world leader in the origination, production and marketing of holograms for security applications, today announced financial results for the fourth quarter and full year ended December 31, 2005.

Sales in the fourth quarter of 2005 were $10.1 million, compared with $5.5 million in the fourth quarter of 2004, an increase of $4.6 million or 83%. Sales for the full year of 2005 totaled $32.3 million, compared with $21.3 million in 2004, an increase of $11.0 million or 52%.

The Company reported a net loss of ($2.8) million or ($0.15) per share in the fourth quarter of 2005 as compared to net income of $0.5 million or $0.02 per share in the fourth quarter of 2004. The Company reported a net loss of ($0.6) million or ($0.03) per share for the full year in 2005 compared to net income of $1.8 million or $0.10 per share for the full year in 2004. The 2005 fourth quarter and full year results included pre-tax charges of approximately $5.0 million, as detailed below, in connection with the previously reported decision of Visa International (“Visa”) to discontinue the use of the current version of the Company’s HoloMag product. The 2005 fourth quarter and full year results also included pre-tax charges of approximately $2.2 million and $2.8 million, respectively, in connection with the Company’s previously announced move and facilities consolidation program.

On March 14, 2006, Visa informed the Company, as well as its member financial institutions and card manufacturers, that it is discontinuing the use of the current version of HoloMag based on what Visa describes as an infrequently occurring technical problem at the point of sale that results from a combination of factors including low humidity environments at the point of sale, point of sale equipment with a relatively low tolerance to electrostatic discharge (“ESD”) and higher electrostatic conductivity of cards with HoloMag compared to conventional magnetic stripes. As a result of Visa’s decision, the Company’s results of operations for the quarter and year ended December 31, 2005 were materially affected. The pre-tax charge amounting to approximately $5.0 million, including approximately $4.8 million recorded in cost of goods sold, was principally related to the value of the Company’s HoloMag inventory. Also included in the charge were increases in the allowance for doubtful accounts and the warranty provision for potential non-ESD related warranty claims.

Sales of HoloMag to Visa authorized card manufacturers began in the quarter ended September 30, 2005 and amounted to approximately $2.3 million in that quarter. In the quarter ended December 31, 2005 HoloMag sales to Visa authorized card manufacturers amounted to approximately $3.8 million. Sales of VISA HoloMag continued to grow in the first quarter of 2006 compared to the prior quarter until the announcement by Visa on March 14, 2006. Accordingly, the Company expects its total sales in the quarter ending March 31, 2006 will be higher than its sales in the quarter ended December 31, 2005 and the Company’s sales are expected to decline thereafter as a result of the cessation of the current Visa HoloMag program.

Kenneth H. Traub, President and CEO of ABNH, commented, “The significant achievements of 2005 were unfortunately overshadowed by Visa’s recent decision to discontinue the use of the current version of our HoloMag product. The launch of HoloMag was a major undertaking for our Company as we created secure, custom products for the leading payment card brands and implemented and supported this program with over 100 card manufacturers worldwide. HoloMag was responsible for approximately $8.4 million of our $11.0 million of sales growth in 2005. While Visa was the largest user of HoloMag in 2005 we continue to supply HoloMag to other major payment brands. Visa card issuers will again be using the traditional Dove holograms that we and one other company supply. We are also developing a second generation HoloMag product that addresses the ESD issue and remain committed to supporting the needs of the payment card industry.”

Mr. Traub continued, “In addition to the expansion of the HoloMag program, we launched new secure identity documents as well product authentication programs and expanded existing customer relationships in each of our markets. As a result, despite the disruption of closing both of our former facilities and moving into our new facility this year, we recorded sales growth exceeding 50% in 2005. In 2005 we succeeded in significantly strengthening our organization. We have built a great team at ABNH with world class talent augmenting our technology, manufacturing, quality assurance, marketing, finance and administrative capabilities. We are all committed to supporting our customers’ needs for innovative solutions to improve the security of documents and products worldwide.”

Mark J. Bonney, Executive Vice President and CFO of the Company stated “In the quarter ended December 31, 2005, in addition to the charges recorded in connection with the Visa issue as discussed above, we recorded the major costs relating to our consolidation program. For the year, costs for the rent on our abandoned facility in Elmsford, New York, moving costs, employee severance costs and employee relocation costs totaled approximately $2.8 million. The consolidation of our facilities has enabled significant enhancements in the efficiency of our operations. We have also installed new equipment to broaden our capabilities and enhance the features of our products. Further, while our new facility is 50% larger than the total of our prior two facilities, the total rent is significantly less. We invested approximately $5 million in capital assets in 2005 on facilities and equipment. After these investments we concluded the year with over $9 million of cash and no debt.”

The Company reported that it filed its Annual Report on Form 10-K with the Securities and Exchange Commission on March 31, 2006.

About American Bank Note Holographics, Inc.

American Bank Note Holographics is a world leader in the origination, production, and marketing of holograms. The Company’s products are used primarily for security applications such as counterfeiting protection of transaction cards, identity documents, documents of value, pharmaceuticals and other consumer and industrial products. The Company’s headquarters is in Robbinsville, NJ. For more information, visit www.abnh.com.

# # #

ABNH Forward-Looking Statement

Certain statements contained in this release, including without limitation, statements containing the words “believes,” “intends,” “expects,” “anticipates,” and words of similar import, constitute “forward-looking statements” within the meaning of the private securities litigation reform act of 1995. Such forward-looking statements are based on current management expectations. Numerous factors, including those disclosed herein, those related to transaction card industry trends and those detailed in our filings with the Securities and Exchange Commission (as set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005), may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine our future results are beyond our capability to control or predict. These statements are subject to risks and uncertainties and therefore actual results may differ materially. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

This release and prior releases are available on the ABNH website at www.abnh.com.

-Financial Tables to Follow-

ABNH REPORTS FOURTH QUARTER AND YEAR END FINANCIAL RESULTS/4

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

BALANCE SHEETS

(In thousands, except share data)

	December 31, 2005	December 31, 2004

ASSETS
Current Assets:
Cash and cash equivalents	$9,114	$11,357
Short-term investments	—	1,989
Accounts receivable, net of allowance for doubtful accounts of $500 and $180	6,019	3,889
Inventories, net	2,940	3,394
Deferred income taxes, net	2,968	983
Prepaid expenses and other	331	317
Income tax receivable	401	—
Total current assets	21,773	21,929
Machinery, equipment and leasehold improvements, net of accumulated depreciation and amortization of $8,852 and $10,062	7,224	3,172
Deferred income taxes, net	411	—
Other assets	76	110

Total Assets	$29,484	$25,211

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,820	$1,519
Accrued expenses	3,834	2,040
Customer advances	204	69
Income taxes payable	359	1,058
Total current liabilities	8,217	4,686
Long-Term Liabilities	1,957	1,211
Total liabilities	10,174	5,897

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, authorized 5,000,000 shares; no shares issued or outstanding	—	—
Common stock, par value $.01 per share, authorized 40,000,000 shares; issued and outstanding 18,715,469 shares and 18,515,907 shares	187	185
Additional paid-in capital	24,729	24,058
Unearned compensation on restricted stock	(96)	—
Accumulated deficit	(5,510)	(4,929)
Total Stockholders’ Equity	19,310	19,314

Total Liabilities and Stockholders’ Equity	$29,484	$25,211

ABNH REPORTS FOURTH QUARTER AND YEAR END FINANCIAL RESULTS/5

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Revenue:
Sales	$10,083	$5,514	$32,299	$21,263
Royalty income	10	—	20	13
	10,093	5,514	32,319	21,276
Costs and expenses:
Cost of goods sold, excluding depreciation and amortization	9,181	2,218	19,368	9,161
Selling and administrative	2,480	1,790	8,850	7,070
Research and development	391	303	1,263	1,270
Depreciation and amortization	542	335	1,297	830
Facility consolidation	2,169	149	2,769	242
	14,763	4,795	33,547	18,573

Operating (loss) income	(4,670)	719	(1,228)	2,703

Other income:
Interest	76	44	259	121
Patent and other settlements	—	—	—	178
Total other income	76	44	259	299

(Loss) income before (benefit) provision for income taxes	(4,594)	763	(969)	3,002
(Benefit) provision for income taxes	(1,837)	306	(388)	1,201

Net (loss) income	$(2,757)	$457	$(581)	$1,801

Net (loss) income per share:
Basic	$(0.15)	$0.02	$(0.03)	$0.10
Diluted (1)	$(0.15)	$0.02	$(0.03)	$0.10

Weighted average number of shares:
Basic	18,684	18,504	18,593	18,489
Diluted (1)	18,684	19,157	18,593	18,907

(1) Diluted (loss) income per share would have been anti-dilutive for the quarter ended December 31, 2005 if based on fully diluted shares adjusted to reflect stock options exercised.